JOINT FILER INFORMATION

Name: Frost Gamma Investments Trust

Address:

4400 Biscayne Blvd.

Miami, FL 33137

Designated Filer: Phillip Frost, M.D.

Issuer Name and Ticker Symbol: OPKO Health, Inc. (OPK)

Date of Earliest Transaction: March 4, 2025

Relationship to Issuer: 10% Owner

FROST GAMMA INVESTMENTS TRUST

By: /s/ Phillip Frost, M.D., as Trustee

Phillip Frost, M.D., Trustee